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EXHIBIT 15.1

INDEPENDENT ACCOUNTANTS' AWARENESS LETTER



Ameritrade Holding Corporation
Omaha, Nebraska


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Ameritrade Holding Corporation and subsidiaries for the three and six-month periods ended March 29, 2002 and March 30, 2001, as indicated in our report dated May 3, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly report on Form 10-Q for the quarter ended March 29, 2002, is incorporated by reference in Registration Statement Numbers 333-40633, 333-40631, 333-77573 and 333-86164 on Form S-8, and Registration Statement Numbers 333-87999, 333-59968 and 333-69154 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP


May 3, 2002
Omaha, Nebraska